Signed on 31 March 2005

(Co-Operative Agreement)

IPMCHH: The International Peace Maternity and Child Health Hospital
UMGUS : UPMG (U.S.) Limited

IPMCHH entered into this agreement with UPMGUS relating to the operation of the newly built VIP Centre:

- Manage the day to day operations of the VIP Centre and administrative matters.
- Manage the employment of qualified staff and oversee appropriate work arrangements.
- Marketing of services and provide annual report as well as annual financial budget.
- Design, renovation and maintenance of the VIP Centre.
- UPMGUS is responsible to:
  - Organise management team from personnel of UMPGUS and JHI
  - Introduce JHI's management systems, protocols and concepts to the VIP Centre
  - Offer advice on facilities and equipment of the VIP Centre
  - Prepare working report, annual planning and healthcare quality report
  - Arrange for decoration of VIP Centre
  - Marketing and client management
  - Liaison with JHI and other international healthcare facilities, arrange training and academic exchanges
- The profit of IPMCHH is guaranteed at RMB10 million. The balance between RMB10 million and any exceeding RMB10 million shall be payable to UPMGUS and JHI as consultancy fees. If IPMCHH's profit is less than RMB10 million, UPMGUS shall not receive any consultant fees.

If profit is above RMB20 million, the amount above 20 million shall be split 60%/40% between IPMCHH and UPMGUS respectively

- Term for 5 years from 1 January 2005, extendable for 5 years

Date 31 March 2005
The International Peace Maternity and Child Health Hospital

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UPMG (U.S.) Limited

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